Fresh Del Monte Produce Inc.
FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2019 Financial Results

-Company increases dividend 33% from $0.06 to $0.08 per share-

-Company extends Credit Facility until 2024-

-Strategy to become a value-based business on track with gross profit, operating income, and net income up year-over-year-
CORAL GABLES, FL. - October 29, 2019 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended September 27, 2019. The Company reported earnings per diluted share of $0.38 for the third quarter of 2019, compared with a loss per diluted share of $0.44 in the third quarter of 2018. Adjusted earnings per diluted share were $0.35 in the third quarter of 2019, compared with an adjusted net loss per diluted share of $0.14 in the third quarter of 2018.
The Company's Board of Directors declared an interim cash dividend of eight cents ($0.08) per share, payable on December 6, 2019 to shareholders of record on November 13, 2019. This is an increase of two cents ($0.02) per share from the interim cash dividend of six cents ($0.06) paid to shareholders on September 6, 2019.

“Positive trends continue for Fresh Del Monte with a strong financial performance in the third quarter of 2019,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our strategic focus on stabilizing our core business, innovative diversification, and transforming Fresh Del Monte to a value-added Company has been building throughout 2019. We are emphasizing value-added margin growth in all product lines, generating momentum with global partnerships, introducing trend-forward products, and are opening new state-of-the-art facilities in Mexico and Japan. Our retail store concept in the U.S. will be coming soon. We extended our credit facility to 2024. We believe that these results, coupled with increasing demand for healthy, fresh and convenient foods, have given Fresh Del Monte a strong competitive advantage in the marketplace and a solid position from which to pursue our vision of inspiring healthy lifestyles.”
Net sales for the third quarter of 2019 were $1,070.2 million, in line with $1,069.5 million in the third quarter of 2018. The increase in net sales in the fresh and value-added business segment was offset by lower sales in the Company's banana business segment, and weakening currencies against the U.S. dollar in selling countries.
Gross profit for the third quarter of 2019 was $74.7 million, compared with $52.6 million in the third quarter of 2018. The increase in gross profit was primarily attributable to higher gross profit in all of the Company's business segments, principally due to higher selling prices in the Company's fresh and value-added and banana business segments. The increase was partially offset by lower sales volume, higher fruit production and procurement costs, as well as the negative impact of unfavorable exchange rates.
Operating income for the third quarter of 2019 was $27.1 million, compared with operating loss of $11.3 million in the third quarter of 2018. The increase in operating income was the result of higher gross profit, lower asset impairment and other charges, net, and a gain on disposal of property, plant and equipment, net. Adjusted operating income was $25.1 million in the third quarter of 2019, compared with adjusted operating income of $3.2 million in the third quarter of 2018.
Net income attributable to Fresh Del Monte Produce Inc. for the third quarter of 2019 was $18.1 million, compared with net loss attributable to Fresh Del Monte Produce Inc. of $21.5 million in the third quarter of 2018. Adjusted net income was $16.6 million in the third quarter of 2019, compared with adjusted net loss of $7.0 million in the third quarter of 2018. The change was primarily the result of higher operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Net sales	$1,070.2	$1,069.5	$3,463.8	$3,448.0
Cost of products sold	995.3	1,016.9	3,198.7	3,210.4
Other charges	0.2	—	0.8	0.2
Gross profit	74.7	52.6	264.3	237.4

Selling, general and administrative expenses	49.8	49.4	146.3	147.9
Gain on disposal of property, plant and equipment, net	6.9	—	16.1	5.9
Asset impairment and other charges, net	4.7	14.5	8.5	36.4
Operating income (loss)	27.1	(11.3)	125.6	59.0

Interest expense, net	5.5	6.8	19.1	16.1
Other (expense) income, net	(0.5)	(2.4)	7.9	(13.1)

Income (loss) before income taxes	21.1	(20.5)	114.4	29.8

Provision for income taxes	2.9	0.7	20.0	13.4
Net income (loss)	$18.2	$(21.2)	$94.4	$16.4

Less: Net income attributable to redeemable and noncontrolling interests	0.1	0.3	2.1	4.3
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$18.1	$(21.5)	$92.3	$12.1

Net income (loss) per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.38	$(0.44)	$1.91	$0.25

Net income (loss) per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.38	$(0.44)	$1.90	$0.25

Dividends declared per ordinary share	$0.06	$0.15	$0.06	$0.45

Weighted average number of ordinary shares:
Basic	48,069,733	48,570,696	48,383,625	48,701,840
Diluted	48,116,989	48,570,696	48,483,762	48,913,435

Selected Statement of Operations Data:
Depreciation and amortization	$24.5	$28.4	$73.5	$73.0

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Measures (per share)(1):

	Quarter ended		Nine months ended

	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Reported net income (loss) - Diluted	$0.38	$(0.44)	$1.90	$0.25
Other charges	—	—	0.02	—
Asset impairment and other charges, net	0.10	0.30	0.18	0.74
(Gain) on disposal of property, plant and equipment, net	(0.14)	—	(0.33)	(0.12)
(Gain) loss on settlement of litigation	0.01	—	(0.33)	—
Tax effect on (gain) loss on settlement of litigation	—	—	0.08	—
Adjusted net income (loss) - Diluted	$0.35	$(0.14)	$1.52	$0.87
(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 27, 2019				September 28, 2018
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$652.9	61%	$53.9	72%	$639.9	60%	$42.3	81%
Banana	385.8	36%	16.5	22%	397.4	37%	10.3	19%
Other products and services	31.5	3%	4.3	6%	32.2	3%	—	—%
	$1,070.2	100%	$74.7	100%	$1,069.5	100%	$52.6	100%

	Quarter ended
Net Sales by Geographic Region:	September 27, 2019		September 28, 2018

North America	$720.8	67%	$709.3	66%
Europe	140.4	13%	137.5	13%
Middle East	103.4	10%	104.2	10%
Asia	99.6	9%	110.1	10%
Other	6.0	1%	8.4	1%
	$1,070.2	100%	$1,069.5	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 27, 2019	December 28, 2018

Assets
Current assets:
Cash and cash equivalents	$16.3	$21.3
Trade and other accounts receivable, net	446.3	473.5
Inventories, net	537.0	565.3
Other current assets	49.2	78.7
Total current assets	1,048.8	1,138.8

Investment in and advances to unconsolidated companies	1.9	6.1
Property, plant and equipment, net	1,406.1	1,392.2
Operating lease right-of-use assets	168.2	—
Goodwill	423.3	423.4
Intangible assets, net	160.6	166.9
Other noncurrent assets	136.2	127.8
Total assets	$3,345.1	$3,255.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$482.2	$576.6
Current maturities of debt and finance leases	0.4	0.5
Current maturities of operating leases	39.9	—
Other current liabilities	16.3	8.9
Total current liabilities	538.8	586.0

Long-term debt and finance leases	589.3	661.9
Operating leases, less current maturities	100.5	—
Other noncurrent liabilities	296.5	237.7
Total liabilities	1,525.1	1,485.6

Redeemable noncontrolling interest	55.2	51.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,741.0	1,692.0
Noncontrolling interests	23.8	25.8
Total shareholders' equity	1,764.8	1,717.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,345.1	$3,255.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 27, 2019	September 28, 2018
Operating activities:
Net income	$94.4	$16.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.7	72.5
Amortization of debt issuance costs	0.8	0.5
Asset impairment, net	8.0	31.6
Share-based compensation expense	7.0	8.8
Deferred income taxes	6.2	3.8
Gain on disposal of property, plant and equipment, net	(16.1)	(5.9)
Foreign currency translation adjustment	(3.8)	(1.0)
Other	—	0.1
Changes in operating assets and liabilities:
Receivables	27.9	21.2
Inventories	25.6	17.9
Prepaid expenses and other current assets	3.0	(13.4)
Accounts payable and accrued expenses	(88.5)	123.3
Other noncurrent assets and liabilities	(7.1)	(5.2)
Net cash provided by operating activities	130.1	270.6

Investing activities:
Capital expenditures	(93.5)	(119.1)
Investments in unconsolidated companies	—	(4.2)
Proceeds from sales of property, plant and equipment	48.0	9.1
Proceeds from sale of investment	0.7	—
Purchase of business, net of cash acquired	—	(371.8)
Net cash used in investing activities	(44.8)	(486.0)

Financing activities:
Net (repayments) borrowings on debt	(72.5)	269.6
Distributions to noncontrolling interests, net	(2.4)	(2.4)
Net proceeds related to share-based awards	(0.6)	(0.6)
Dividends paid	(2.9)	(21.8)
Repurchase and retirement of ordinary shares	(17.9)	(29.4)
Net cash (used in) provided by financing activities	(96.3)	215.4

Effect of exchange rate changes on cash	6.0	(2.6)

Net decrease in cash and cash equivalents	(5.0)	(2.6)
Cash and cash equivalents, beginning	21.3	25.1
Cash and cash equivalents, ending	$16.3	$22.5

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Fresh Del Monte Produce Inc.

Third Quarter 2019 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for the third quarter of 2019 increased to $652.9 million, compared with $639.9 million in the third quarter of 2018. The increase in net sales was primarily due to higher net sales in the Company's fresh-cut fruit, avocados and vegetables product lines. Gross profit for the third quarter of 2019 increased to $53.9 million, compared with gross profit of $42.3 million in the third quarter of 2018.

Gold pineapple - Net sales were $102.0 million, compared with $112.3 million in the prior year period. Volume was 20% lower. Pricing was 14% higher. Unit cost was 7% higher.
Fresh-cut fruit - Net sales were $145.3 million, compared with $131.7 million in the prior year period. Volume increased 10%. Pricing was 1% higher. Unit cost was 2% lower.
Fresh-cut vegetables - Net sales were $123.9 million, compared with $122.8 million in the prior year period. Volume was 9% lower. Pricing was 11% higher. Unit cost was 9% higher.
Avocados - Net sales were $98.0 million, compared with $84.7 million in the prior year period. Volume decreased 8%. Pricing increased 26%. Unit cost was 28% higher.
Vegetables - Net sales were $45.6 million, compared with $39.5 million in the prior year period. Volume increased 9%. Pricing was 6% higher. Unit cost was 1% lower.
Non-tropical fruit - Includes the Company's grape, apple, citrus, berry, pear, peach, plum, nectarine, cherry and kiwi product lines. Net sales were $32.2 million, compared with $41.6 million in the prior year period. Volume decreased 22%. Pricing was in line with the prior year. Unit cost was 2% lower.
Prepared food - Includes the Company's prepared traditional products, and meals and snacks product lines. Net sales increased in both product lines due higher sales volume. Gross profit was impacted by lower selling prices in the Company's traditional product line.
Bananas
Net sales for the third quarter of 2019 decreased to $385.8 million, compared with $397.4 million in the third quarter of 2018, principally due to lower net sales in North America and Asia, partially offset by higher net sales in the Middle East and Europe. Volume was 7% lower and worldwide pricing was 4% higher than the prior year. Gross profit for the third quarter of 2019 increased to $16.5 million, compared with $10.3 million in the third quarter of 2018. Unit cost was 3% higher than the prior year period.

Cash Flows
Net cash provided by operating activities for the first nine months of 2019 was $130.1 million, compared with net cash provided by operating activities of $270.6 million in the same period of 2018. The decrease in net cash provided by operating activities was primarily attributable to lower accounts payable and accrued expenses, partially offset by higher net income.

Total Debt
Total debt decreased from $662.4 million at the end of 2018 to $589.7 million at the end of the third quarter of 2019.
Interest Expense, Net
Interest expense, net for the third quarter of 2019 was $5.5 million, compared with $6.8 million in the third quarter of 2018. The decrease was due to lower average loan balances.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income, adjusted net (loss) income and adjusted net (loss) income per diluted share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit, adjusted operating income and adjusted net (loss) income provide us with an understanding of the results from the primary operations of our business. We use adjusted operating income and adjusted net (loss) income to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	September 27, 2019				September 28, 2018
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$74.7	$27.1	$18.1	$0.38	$52.6	$(11.3)	$(21.5)	$(0.44)
Adjustments:
Other charges (1)	0.2	0.2	0.2	—	—	—	—	—
Asset impairment and other charges, net (2)	—	4.7	4.7	0.10	—	14.5	14.5	0.30
(Gain) on disposal of property, plant and equipment, net (3)	—	(6.9)	(6.9)	(0.14)	—	—	—	—
Loss on settlement of litigation (4)	—	—	0.7	0.01	—	—	—	—
Tax effect on loss on settlement of litigation (4)	—	—	(0.2)	—	—	—	—	—
As adjusted	$74.9	$25.1	$16.6	$0.35	$52.6	$3.2	$(7.0)	$(0.14)

	Nine months ended
	September 27, 2019				September 28, 2018
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$264.3	$125.6	$92.3	$1.90	$237.4	$59.0	$12.1	$0.25
Adjustments:
Other charges (1)	0.8	0.8	0.8	0.02	0.2	0.2	0.2	—
Asset impairment and other charges, net (2)	—	8.5	8.5	0.18	—	36.4	36.4	0.74
(Gain) on disposal of property, plant and equipment, net (3)	—	(16.1)	(16.1)	(0.33)	—	(5.9)	(5.9)	(0.12)
(Gain) on settlement of litigation, net of tax (4)	—	—	(16.0)	(0.33)	—	—	—	—
Tax effect on (gain) on settlement of litigation (4)	—	—	4.1	0.08	—	—	—	—
As adjusted	$265.1	$118.8	$73.6	$1.52	$237.6	$89.7	$42.8	$0.87

(1)
Other charges, net for the quarter and nine months ended September 27, 2019 related to inclement weather in Central America. Other charges, net for the quarter and nine months ended September 28, 2018 related to restructuring charges in South America.

(2)
Asset impairment and other charges, net for the quarter ended September 27, 2019 primarily related to impairment charges in low producing areas of the Philippine banana operations. Additionally, asset impairment and other charges, net for the nine months ended September 27, 2019 primarily related to impairment of an equity investment and other immaterial impairments. Asset impairment and other charges, net for the quarter ended September 28, 2018 included restructuring activities in Asia, Central America and South America. Asset impairment and other charges, net for the nine months ended September 28, 2018 also included restructuring costs related to Asia and South America and acquisition costs in North America.

(3)
Gain on disposal of property, plant and equipment, net for the quarter and nine months ended September 27, 2019 primarily related to gains on sale of underutilized tomato assets in North America. Additionally, the nine months ended September 27, 2019 also included gains on sale of vessels and disposal of other assets. Gain on disposal of property, plant and equipment, net for the nine months ended September 28, 2018 primarily related to a gain on sale of property and assets in Europe and South America offset by asset disposals in South America due to restructuring activities.

(4)
Gain on settlement of litigation for the nine months ended September 27, 2019 was $16.0 million with proceeds of $17.0 million, net of expenses of $1.0 million. Loss on settlement of litigation for the quarter ended September 27, 2019 was $0.7 million related to other miscellaneous expenses. The tax effect on the (gain) loss settlement of litigation for the quarter and nine months ended September 27, 2019 was $0.2 million and $4.1 million.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2019 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including beliefs regarding our strong competitive advantage in the marketplace and solid position from which to pursue our vision of inspiring healthy lifestyles. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters, including statements regarding our strategic focus, strong competitive advantage in the marketplace and solid position from which to pursue our vision of inspiring healthy lifestyles.  These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, (ii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the withdrawal of the United Kingdom from the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iii) our anticipated cash needs in light of our liquidity, (iv) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) our plans for expansion of our business (including through acquisitions) and cost savings, (ix) our ability to successfully integrate acquisitions into our operations, (x) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xi) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2019, Annual Report on Form 10-K for the year ended December 28, 2018 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433
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